PIC INVESTMENT TRUST

                    DISTRIBUTION PLAN PURSUANT TO RULE 12b-1


     This Plan (the "Plan") dated the 31st day of March, 1999, is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") with respect to each fund listed on Schedule A hereto, as such Schedule A may be amended from time to time (each, a "B Fund," and collectively, the "B Funds"), each a series of PIC Investment Trust (the "Trust").

                                 W H E R E A S:

     The Trust is registered as an open-end investment company under the Act and currently consists of a number of series (which include, but are not limited to, the B Funds), and the Board of Trustees may establish additional series in the future.

     Currently, each B Fund offers solely shares that are subject to a contingent deferred sales charge ("CDSC shares").

     The Trust intends to distribute the CDSC shares of each B Fund and desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act with respect to each B Fund, and the Trustees have determined, in the exercise of their reasonable business judgment and in light of their fiduciary duty, that there is a reasonable likelihood that the Plan will benefit each B Fund and its shareholders.

     The Trust employs First Fund Distributors, Inc. (the "Distributor") as a representative of each B Fund and as the principal underwriter of its shares, including its CDSC shares, pursuant to an Amended and Restated Distribution Agreement dated March 31, 1999, as it may be amended from time to time (the "Distribution Agreement"). The Trust or a B Fund may, in the future, pursuant to this Plan and a distribution agreement, appoint a successor distributor to act as distributor of the Trust's or such B Fund's CDSC shares, as applicable. The terms "Distributor" and "Distribution Agreement" shall, where applicable, be deemed to include such successor distributor and distribution agreement, respectively.

     NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of each B Fund (the Trust shall be deemed to be adopting a separate Plan with respect to each B Fund), in accordance with Rule 12b-1 under the Act (the "Rule") on the following terms and conditions :

     1. DEFINITIONS. As used in this Plan, the following terms shall have the following meanings:
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          (a) "Qualified Recipient" shall mean any broker-dealer or other
"person" (as that term is defined in the Act) which (i) has entered into a written agreement (a "related agreement") that complies with the Rule with the Distributor and (ii) has rendered distribution assistance (whether direct, administrative or both) and/or account maintenance assistance in respect of a B Fund's CDSC shares.

          (b) "Qualified Holdings" shall mean all CDSC shares of any B Fund beneficially owned by (i) a Qualified Recipient, (ii) the customers (brokerage or other) of a Qualified Recipient, (iii) the clients (investment advisory or other) of a Qualified Recipient, (iv) the accounts as to which a Qualified Recipient has a fiduciary or custodial relationship, and (v) the members of a Qualified Recipient, if such Qualified Recipient is an association or union; provided that the Qualified Recipient shall have been instrumental in the purchase of such B Fund's CDSC shares by, or shall have provided administrative assistance to, such customers, clients, accounts or members in relation thereto. The Distributor may make final and binding decisions as to all matters relating to Qualified Holdings and Qualified Recipients, including but not limited to (i) the identity of Qualified Recipients; (ii) whether or not any CDSC shares of a B Fund are to be considered as Qualified Holdings of any particular Qualified Recipient; and (iii) what CDSC shares of a B Fund, if any, are to be attributed to a particular Qualified Recipient, to a different Qualified Recipient or to no Qualified Recipient.

          (c) "Qualified Trustees" shall mean the Trustees of the Trust who are not interested persons, as defined in the Act, of the Trust and who have no direct or indirect financial interest in the operation of this Plan or any agreement related to this Plan. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not interested persons of the Trust. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any selection and nomination is approved by a majority of such disinterested Trustees.

          (d) "Permitted Payments" shall mean payments by the Distributor to Qualified Recipients as permitted by this Plan.

     2. COMPENSATION OF DISTRIBUTOR.

          (a) SHAREHOLDER SERVICING FEE. The Trust shall pay to the Distributor, as compensation for providing administrative, shareholder and shareholder-related assistance with respect to the CDSC shares, to the B Fund or its shareholders, a shareholder servicing fee (the "Shareholder Servicing Fee"), which shall accrue daily at the rate of 0.25% per annum of the average daily net assets attributable to CDSC shares of any applicable B Fund, and be payable monthly.

          (b) DISTRIBUTION FEE. The Trust shall pay to the Distributor, as compensation for acting as principal distributor in respect of the CDSC shares of each B Fund, its "Allocable Portion" (as hereinafter defined) of a fee (the

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"Distribution Fee"), which shall accrue daily at the rate of 0.75% per annum of the average daily net assets attributable to CDSC shares of any applicable B Fund, and be payable monthly.

     Any Distribution Agreement between the Trust on behalf of a B Fund, as applicable, and a Distributor relating to the CDSC shares of a B Fund shall provide that: (I) the Distributor will be deemed to have performed all services required to be performed in order to be entitled to receive its Allocable Portion (as defined below) of the Distribution Fee payable in respect of the CDSC shares of that B Fund upon the settlement date of each sale of a "Commission Share" (as defined in the Allocation Schedule attached to the Distribution Agreement (the "Allocation Schedule")) taken into account in determining such Distributor's Allocable Portion of such Distribution Fee; (II) notwithstanding anything to the contrary in this Plan or the Distribution Agreement, the B Fund's obligation to pay such Distributor its Allocable Portion of the Distribution Fee payable shall not be terminated or modified (including without limitation, by change in the rules applicable to the conversion of the CDSC shares into shares of another class) for any reason (including a termination of the Distribution Agreement between such Distributor and the Trust on behalf of that B Fund) except: (a) to the extent required by a change in the Act, the rules and regulations under the Act or the Conduct Rules of the National Association of Securities Dealers, Inc., (the "NASD") in each case enacted or promulgated after March 1, 1999, (b) on a basis which does not alter the Distributor's Allocable Portion of the Distribution Fee computed with reference to Commission Shares of such B Fund the Date of Original Issuance (as defined in the Allocation Schedule) of which occurs on or prior to the adoption of such termination or modification and with respect to Free Shares (as defined in the Allocation Schedule) which would be attributed to such Distributor under the Allocation Schedule with reference to such Commission Shares, or (c) in connection with a "Complete Termination" (as hereinafter defined) of the Plan with respect to such B Fund; (III) the Trust will not take any action, on behalf of the applicable B Fund, to waive or change any CDSC in respect of the CDSC shares of that B Fund the Date of Original Issuance (as defined in the Allocation Schedule) of which occurs on or prior to the taking of such action except as provided in such B Fund's prospectus or statement of additional information on the date such Commission Share was issued, without the consent of such Distributor; (IV) notwithstanding anything to the contrary in this Plan or the Distribution Agreement, none of the termination of such Distributor's role as principal distributor of the CDSC shares of a B Fund, the termination of such Distribution Agreement or the termination of this Plan will terminate such Distributor's right to its Allocable Portion of the CDSCs in respect of CDSC shares of such B Fund; and (V) notwithstanding anything of the contrary set forth in this Plan or in the Distribution Agreement, the B Fund's obligation to pay such Distributor's Allocable Portion of the Distribution Fees and CDSCs payable in respect of the CDSC shares of that B Fund shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of such Distributor. For purposes of this Plan, the term Allocable Portion of Distribution Fees or CDSCs payable in respect of the CDSC shares of a B Fund as applied to any Distributor shall mean the portion of such Distribution Fees or CDSCs payable in respect of such CDSC shares of such B Fund allocated to such Distributor in accordance with the Allocation Schedule as it relates to the CDSC shares of such B Fund. For

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purposes of this Plan and each Distribution Agreement the term "Complete
Termination" of the Plan means a termination of this Plan and every other distribution plan with respect to a particular B Fund involving the complete cessation of the payment of Distribution Fees in respect of all of the current CDSC shares of that B Fund.

     3. PAYMENTS AUTHORIZED. The Distributor is authorized, pursuant to this Plan, to make Permitted Payments from the Shareholder Servicing Fee and/or the Distribution Fee to any Qualified Recipient under a related agreement on either or both of the following bases:

          (a) at a rate specified in the related agreement with the Qualified Recipient in question, based on the average value of the Qualified Holdings of such Qualified Recipient or on such other basis as may be specified therein; and/or

          (b) as reimbursement for direct expenses incurred by the Qualified Recipient in the course of distributing CDSC shares of a B Fund or providing administrative, shareholder and shareholder-related assistance to the B Fund or its shareholders, including, but not limited to, costs of providing personal service, maintenance of shareholder accounts, advertising, printing and mailing promotional material, telephone calls and lines, computer terminals, and personnel. Any such advertising and sales material must, in each instance, be approved in advance by the Trust and the Distributor and may include reference to other open-end investment companies or other investments and any salesmen so paid are not required to devote their time solely to the sale of the CDSC shares of the B Funds.

     4. REPORTS. While this Plan is in effect, the Distributor shall report in writing at least quarterly to the Trust's Board of Trustees, and the Board shall review, the amounts expended under the Plan and the purposes for which such expenditures were made.

     5. EFFECTIVENESS, CONTINUATION, TERMINATION AND AMENDMENT. This Plan has been approved by a vote of the Board of Trustees of the Trust and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall become effective with respect to each B Fund on the date set forth above, and, unless terminated as hereinafter provided, shall continue in effect until __________, 2000, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees and its Qualified Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated with respect to any and/or all of the B Funds at any time by a vote of a majority of the Qualified Trustees or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding CDSC shares of the relevant B Fund. This Plan may not be amended to increase materially the amount of payments to be made without shareholder approval of the appropriate B Fund, as set forth in the preceding sentence, and all amendments must be approved in the manner set forth in the first sentence of this section.

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                                                                      SCHEDULE A

                                     B FUNDS

Provident Investment Counsel Pinnacle Balanced Fund B

Provident Investment Counsel Pinnacle Growth Fund B

Provident Investment Counsel Pinnacle Mid Cap Fund B

Provident Investment Counsel Pinnacle Small Company Growth Fund B

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